                    EXECUTIVE INCENTIVE PLAN


                         CORPORATE PLAN









                                                              September 1993

                     EXECUTIVE INCENTIVE PLAN

                   MARTIN MARIETTA - CORPORATE


1.   PURPOSE

     The purpose of the Plan is to advance the interests of the Corporation and its Shareholders by providing for its senior management an additional inducement for achieving and exceeding the Corporation's performance objectives. Additionally, the Plan will allow a level of compensation that is appropriate when compared with the compensation levels of other comparable corporations. It is intended that this purpose will be effected through the granting of Incentive Awards on an annual basis.

II.  STANDARD OF CONDUCT AND PERFORMANCE EXPECTATION

     A It is expected that the business and individual goals and objectives established for this Plan will be accomplished in accordance with the Corporation's policy on ethical conduct in business with the Government and all other customers. It is a prerequisite before any award can be considered that a participant will have acted in accordance with the Martin Marietta Corporation Code of Ethics and fostered an atmosphere to encourage all employees acting under the participant's supervision to perform their duties in accordance with the highest ethical standards. Ethical behavior is imperative.
          Thus, in achieving one's goals, the individual's commitment and adherence to the Corporation's ethical standard will be considered paramount in determining awards under this Plan.

     B. Plan participants whose individual performance is determined to be less than acceptable are not eligible to receive incentive awards.

III. EFFECTIVE DATE

     The Plan will become effective each year commencing January 1.

IV.  ELIGIBILITY

     The Chief Executive Officer will designate annually those elected Officers of the Corporation who will participate in the Plan. The Chief Executive Officer and the President of the Corporation are specifically excluded. Additionally, other selected management personnel identified by the Officers, and with concurrence of the Chief Executive Officer, as having a potentially significant contribution to the success of the Corporation will be eligible.

     To quality for participation in this Plan, an employee must not be eligible to participate in any other bonus plan in effect with Martin Marietta Corporation.

V.   MAXIMUM AWARD

     Awards will be based on the annual salary of the participant during the first full pay period of each plan year. At the first of each Plan year, the Chief Executive Officer will establish a maximum Incentive Pool that will include the total number of participants and the maximum dollars authorized. The recommended amount is indicated below, but may be less than that shown based on the Chief Executive Officer's assessment.

          Responsibility                Maximum Incentive Award
          Level                         (% of Annual Salary)

          Corporate Officers:
            Secretary                             50%
            Other Officers                        70%/60%

          Designated Top Corporate
            Positions, non-officers               50%

          Vice Presidents not included above      40%*

          President, Subsidiary Company           40%*

          Vice President, Subsidiary Company      30%*

          Designated Corporate Directors
            reporting to top corporate
            position                              40%*

          Directors not included above            30%*

          Managers/Newly Assigned Directors*      20%/10%

     * The maximum incentive award levels noted above may be adjusted one level up or down for selected positions subject to the approval of the Chief Executive Officer.

VI.  PERFORMANCE CRITERIA AND AWARD ALLOCATION

     A. Corporate Officers (except those who have Operating Unit responsibilities and are generally, but not exclusively, Group or Operating Unit Presidents)

          The performance criteria for the designated, Corporate Officer will be a percentage Return on Shareholders' Equity (ROE) formula reflecting total Corporation performance. Return on Shareholders' Equity (ROE) for this purpose will mean the quotient of Return divided by Shareholders' Equity, expressed as a percentage. The term "Return" will mean the Corporation's Net Earnings reported for the year. The, term "Shareholders' Equity" will be the average of Shareholders' Equity at the beginning and at the end of the year.

          The Return on Shareholders' Equity formula will be established at the beginning of each year for the following levels of Corporation performance:

          Level of Corporate       Percentage of Available Award
           Performance
                 1A                            95 - 100%
                 1B                            90 - 94%
                 2                             80 - 89%
                 3                             40 - 79%
                 4                             25 - 39%
                 5                             0%

          Year-end determination of individual incentive awards will depend on the actual percent Return on Shareholders' Equity (ROE) result compared with the formula established for the year. The Chief Executive Officer will make an assessment of the individual officer's performance as well as other factors which may be pertinent and may modify the award amount upward or downward as deemed appropriate.

               Example:

               Participant Base Salary:           $100,000
               Maximum Incentive (60%)             $60,000

          Corporate           Percentage of
          Performance         Available           Maximum
          Level               Award               Award ($)
           1A                 95 - 100%           $60,000
           1B                 90 - 94%            $56,400
           2                  80 - 89%            $53,400
           3                  40 - 79%            $47,400
           4                  25 - 39%            $23,400
           5                  0%                  $0

     B. Corporate Officers (Those who have Operating Unit operational responsibilities and are generally, but not exclusively, Group or Operating Unit Presidents)

          The performance criteria for the designated Corporate Officer will be based twenty-five (25) percent on the percentage Return on Shareholders' Equity formula reflecting total Corporation performance seventy-live
          (75) percent on the performance of that Group or

          Operating Unit for which the Corporate Officer has operational responsibility.

          Performance goals, including areas such as orders, sales, earnings, and Return on Investment (ROI), will be established at the beginning of each year for each Group or Operating Unit Performance against these goals will be evaluated to determine the following levels of Group or Operating Unit performance.

          Level of Corporate    Percentage of Available Award
          Performance           (Group or Operating Unit Portion)
               1A                       95 - 100%
               1B                       90 - 94%
               2                        80 - 89%
               3                        40 - 79%
               4                        25 - 39%
               5                        0%

          Year-end determination of individual incentive awards will depend on the actual percent Return on Shareholders' Equity (ROE) for the Corporation and actual performance for that Group or Operating Unit for which the Corporate Officer has operational responsibility as compared with the performance goals established for that Group or Operating Unit. The Chief Executive Officer will make an assessment of the individual officer's performance as well as other factors which may be pertinent in determining the final incentive amount.

               Example:

               Participant Base Salary:           $100,000
               Maximum Incentive (60%)             $60,000


                                        Group or
                                        Operating
               Corporate                Unit          Maximum
Organization   Award for   Maximum      Award         Group or
Performance    ROE         Corporate    Percent for   Operating    Maximum
Level          Perform     Award*       ROI Perform   Unit Award*  Total Award

  1A           95 - 100%   $15,000      95 - 100%     $45,000      Sum of
  1B           90 - 94%    $14,100      90 - 94%      $42,300      appropriate
  2            80 - 89%    $13,400      80 - 89%      $40,100      Corporate
  3            40 - 79%    $11,900      40 - 79%      $35,600      and
  4            25 - 39%    $ 5,900      25 - 39%      $17,600      Operating
  5               0%          $0           0%            $0        Units Awards

                        *Rounded to the nearest $100. ($50 rounds up.)

          It is the intent of the Plan to pay the participant that portion of the award generated by the performance level of the Corporation and/or the individual Group or Operating Unit. For instance, if the performance of the Corporation, as measured by ROE is "5", but the performance of the Group or Operating Unit, "1A", the participant could receive a total award of up to 545,000.

     C.   Corporate Headquarters (Staff)

          The performance criteria for Corporate Headquarters (Staff) participants will be based fifty (50) percent on the performance of the Corporation as measured by a percentage Return on Shareholders' Equity (ROE) formula and fifty (50) percent on the individual performance of each participant as determined by a subjective review by the appropriate Corporate Officer.

          Where possible, the participant's actual achievement relative to quantitative, measurable goals established for the year shall be taken into account. Based on this appraised performance, each participant will be ranked according to the following:

               Individual
               Performance    Percentage of Available Award
                    1A                  100%
                    1B                  90%
                    2                   75%
                    3                   50%
                    4                   25%
                    5                   0%

          The total incentive awarded will be the sum of the Corporation performance and the individual performance.

               Example:
               Participant Base Salary:           $50,000
               Maximum Incentive (40%)            $20,000


Corporate    Maximum   Maximum  Individual            Maximum
Performance  Adjust.   Corp     Performance  Adjust.  Individual Total
Level        Percent   Award*   Level        Percent  Award*     Award

  1A        95 - 100%  $10,000     1A        100%     $10,000    Sum of
  1B        90 - 94%    $9,400     1B         90%      $9,000    appropriate
  2         80 - 89%    $8,900     2          75%      $7,500    Corp. and
                                                                 individual
                                                                 awards

  3         40 - 79%    $7,900     3          50%      $5,000
  4         25 - 39%    $3,900     4          25%      $2,500
  5            0%         $0       5           0%        $0


                        *Rounded to the nearest $100. ($50 rounds up.)


     D. In all cases, the Chief Executive Officer may modify awards, as deemed appropriate, upward or downward, based on the CEO's Assessment of organizational and/or individual performance.

VII. INCENTIVE FUND AND MAXIMUM INCENTIVE FUND

     A Each Plan year, an Incentive Fund will be determined by the Board of Directors of the Corporation to cover potential Awards to these Corporate Officers and staff. However, a minimum Return on Shareholders' Equity for the total Corporation, which will also be determined by the Board of Directors each Plan year, must be met before Incentives can be awarded, except for those officers designated in paragraph VI.B who may receive that portion of their award based on their Group or Operating Unit's performance.

     B. Incentive payments to individual participants may not exceed seventy (70) percent of the participant's annual base salary at the beginning of the Plan year

     VIII.   TIMING AND FORM OF PAYMENT

          Incentive Awards will be paid in a lump sum as soon as possible following the close of the Plan year.

IX.  CHANGES IN PARTICIPATION

     It is recognized that during a Plan year individual changes in the eligibility group may occur as participants terminate through death or retirement. As these circumstances occur, consideration may be given to adjusting the amount of incentive award. Anyone hired in the eligibility group alter June 1st will not be eligible for an Incentive Award in that year without prior written approval of the Chief Executive Officer. Persons hired prior to June 1st in the eligibility group may be eligible at the discretion of the appropriate Corporate Officer and with the approval of the Chief Executive Officer.

     Awards for persons serving less than a lull year in a position approved for incentive compensation will be prorated based on the number of months in the position times the calculated award, divided by twelve, and rounded to the nearest 100.